Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	March 16, 2026	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Settlement Agreement

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ-DMLP) and Dorchester Minerals Operating LP (the “Operating Partnership”) have entered into a settlement and mutual release agreement (the “Settlement Agreement”) with unrelated third parties. The Settlement Agreement resolves ordinary course litigation affecting certain leasehold in Midland County, Texas, which is owned by the Operating Partnership and subject to the Net Profits Interest. The Operating Partnership received proceeds of $15.5 million, which will be included in the calculation of the April 2026 Net Profits Interest payment to Dorchester Minerals, L.P.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, and net profits interests located in 28 states. Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.